Exhibit 99.1

Contact: Karen L. Dexter

      Director, Investor Relations

      Ampex Corporation

      (650) 367-4111

AMPEX DATA SYSTEMS RECEIVES LARGE ORDER

FROM BOEING COMMERCIAL AIRCRAFT

REDWOOD CITY, Calif., May 6, 2008 - Ampex Data Systems Corporation, a subsidiary of Ampex Corporation (NASDAQ:AMPX) has received an additional $3.2 million order from Boeing Commercial Aircraft Corporation, Seattle, Washington, for Ampex DSRs440 and DSRs500 airborne recorders, and for high-capacity disk and solid-state memory modules. The DSRs440 has a proven track record in wideband data acquisition. DSRs440 recorders have logged hundreds of missions on military and commercial aircraft, collecting radar, image sensor and flight test data. The flexible architecture and high bandwidth memory of the DSRs440 allow it to be configured for traditional mission-specific data collection as well as for modern network-centric data acquisition. Real-time playback and data extraction while recording allows on–the-fly evaluation of measurement data. The DSRs500 is an in-service avionic network recorder supporting a variety of network protocols for control and data acquisition. These DSRs recorder products will be used in various Boeing 7x7 flight test programs.

This follow-on contract is the latest in a series of contracts that Data Systems has received from Boeing since 2005 for flight test applications. Data Systems has over fifty years of experience in the development, manufacturing and support of state-of-the-art data and video recorders for airborne and shipboard applications operating in extreme environments.

Ampex Data Systems Corporation, www.ampexdata.com, headquartered in Redwood City, California, is a leading manufacturer of high performance digital data storage systems principally used in defense applications.

This release may contain information about the future expectations, plans and prospects of Ampex Corporation (the “Company”) and its subsidiary, Ampex Data Systems Corporation, that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the risks that the Company’s operating results may fluctuate in future periods, and the other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.